The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 26, 2010

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 344 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated April , 2010 Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity LASERSSM due April 24, 2012
Based on the Performance of a Basket of Three Precious Metals (the “LASERS”)
Unlike ordinary debt securities, the Commodity LASERSSM due April 24, 2012 Based on the Performance of a Basket of Three Precious Metals, which we refer to as the LASERS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each LASERS that you hold an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of a weighted basket consisting of gold (80%), silver (10%) and platinum (10%), which we refer to as the basket commodities, both (i) on the valuation date (as defined below) and (ii) on each trading day during the period from but excluding the pricing date (as defined below) to and including the valuation date.  If the basket percent change (as defined below) is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, the return on your investment in the LASERS will be the greater of the final basket percent change (as defined below) and the specified fixed percentage.  If the basket percent change is less than or equal to -20% on any trading day during the same period, the payment at maturity will be solely based on the final basket percent change, which may be negative, and you will be exposed on a 1 to 1 basis to the negative performance of the basket on the valuation date. In no event will the payment at maturity be greater than the specified maximum payment at maturity. The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each LASERS is $1,000.
•	We will not pay interest on the LASERS.
•
For each LASERS that you hold, you will receive at maturity the sum of the stated principal amount and the basket return amount, and this payment may be greater than, equal to or less than the stated principal amount.  In no event will this payment be greater than the maximum payment at maturity of $1,280 to $1,320 per LASERS (128% to 132% of the stated principal amount), to be determined on the pricing date.  There is no minimum payment at maturity.

•	The basket return amount will equal:
º
if the basket percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, an amount in cash equal to the stated principal amount times the greater of (i) the final basket percent change and (ii) the fixed percentage, or

º
if the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, an amount in cash equal to the stated principal amount times the final basket percent change.

•	The downside threshold value is -20%.
•	The basket percent change on any trading day is equal to the sum of the following with respect to each basket commodity:
•
The final basket percent change will equal the basket percent change as determined on April 19, 2012, which we refer to as the valuation date, subject to postponement due to a non-trading day or a market disruption event.

•	We refer to the day we price the LASERS for initial sale to the public as the pricing date.
•	The fixed percentage is 15%.
•	The initial commodity price for each basket commodity will equal the commodity price for such basket commodity on the pricing date.
•
The commodity price for determining the basket percent change on any trading day, including the valuation date, for each basket commodity will be determined as set forth on page PS-5 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”

•	Investing in the LASERS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.
•	The LASERS will not be listed on any securities exchange.
•	The CUSIP number for the LASERS is 617482LD4. The ISIN for the LASERS is US617482LD42.
You should read the more detailed description of the LASERS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of LASERS.”
The LASERS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER LASERS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per LASERS	$1,000	$22.50	$977.50
Total	$	$	$

(1)
The LASERS will be issued at $1,000 per LASERS and the agent’s commissions will be $22.50 per LASERS; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than $1,000,000 and less than $3,000,000 principal amount of LASERS will be $996.25 per LASERS and $18.75 per LASERS, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of LASERS will be $994.38 per LASERS and $16.88 per LASERS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of LASERS will be $992.50 per LASERS and $15.00 per LASERS, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $22.50 for each LASERS they sell.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the LASERS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the LASERS, see the section of this pricing supplement called “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the LASERS to the public in Hong Kong as the LASERS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the LASERS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the LASERS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the publ ic for the purposes of the SFO.

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Each agent and each dealer represents and agrees that it will not offer or sell the LASERS nor make the LASERS the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the LASERS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the LASERS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The LASERS offered are medium-term debt securities of Morgan Stanley.  The LASERS have been designed for investors who are willing to forgo market floating interest rates on the LASERS in exchange for a payment at maturity that will vary based on the performance of a weighted basket consisting of gold (80%), silver (10%) and platinum (10%), which we refer to as the basket commodities, both (i) on the valuation date and (ii) on each trading day during the period from but excluding the pricing date to and including the valuation date.  The LASERS do not guarantee the return of any principal at maturity, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.

“Commodity LASERSSM” is a service mark of Citigroup Global Markets Inc.  Used under license.

Each LASERS costs $1,000
We, Morgan Stanley, are offering the Commodity LASERSSM due April 24, 2012 Based on the Performance of a Basket of Three Precious Metals, which we refer to as the LASERS.  The stated principal amount and issue price of each LASERS is $1,000.

The original issue price of the LASERS includes the agent’s commissions paid with respect to the LASERS and the costs of hedging our obligations under the LASERS.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the LASERS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the LASERS.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of LASERS—Use of Proceeds and Hedging.”

The LASERS do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the LASERS do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of LASERS that you hold an amount in cash that will vary depending on the basket percent change on each trading day over the life of the LASERS and the basket percent change on April 19, 2012, which we refer to as the valuation date, subject to the maximum payment at maturity.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  There is no minimum payment at maturity.  If the basket percent change is less than or equal to the downside threshold value of -20% on any trading day during the period from but excluding the day we price the LASERS for initial sale to the public, which we refer to as the pricing date, to and including the valuation date and the basket percent change on the valuation date, which we refer to as the final basket percent change, is negative, you will lose some or all of your investment in the LASERS.

The basket
We have designed the LASERS to provide investors with exposure to three precious metals.  With 80% of the total weighting, the basket is heavily weighted to gold.  The following table sets forth the basket commodities, and the Bloomberg ticker symbol, the initial commodity price and the weighting of each basket commodity within the basket:

Basket commodity	Bloomberg ticker symbol*	Initial commodity price	Weighting
Gold	GOLDLNPM		80%
Silver	SLVRLN		10%
Platinum	PLTMLNPM		10%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price has been, and the commodity price on any trading day will be, determined based on the prices published by the relevant exchange.

Payment at maturity varies depending on the basket percent change on the valuation date and over the life of the LASERS
If the basket percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive at maturity for each LASERS that you hold an amount in cash that will be greater than the stated principal amount of the LASERS.  However, if the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the LASERS will be exposed on a 1 to 1 basis to the performance of the basket from the pricing date to the valu ation date and, if the value of the basket has declined, the LASERS will pay less, and possibly significantly less, than the stated principal amount, as more fully described below.

For purposes of determining whether the basket percent change has reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, we will disregard trading days on which a market disruption event occurs with respect to any basket commodity and will use closing level monitoring, which means that the basket percent change will be calculated only once on each trading day based on the fixing prices for each basket commodity published by the relevant exchange on such day.

At maturity, you will receive, for each LASERS that you hold, the sum of the stated principal amount and the basket return amount, and this payment may be greater than, equal to or less than the stated principal amount.  In no event will the payment at maturity be greater than the maximum payment at maturity of $1,280 to $1,320 per LASERS (128% to 132% of the stated principal amount), to be determined on the pricing date.  There is no minimum payment at maturity and, accordingly, you could lose your entire investment.

The basket return amount will be calculated differently depending on whether or not the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.

•  If the basket percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the basket return amount will equal the stated principal amount times the greater of (a) the final basket percent change and (b) the fixed percentage.

As the basket return amount will be at least equal to the stated principal amount times the fixed percentage, the payment at maturity in this case will be greater than the stated principal amount of the LASERS.

•     If the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the basket return amount will equal the stated principal amount times the final basket percent change.

The basket return amount in this case will be solely based on the basket percent change on the valuation date.  If the basket declines in value from the pricing date to the valuation date, the basket return amount will be negative and consequently, your payment at maturity will be an amount less, and possibly significantly less, than the stated principal amount of the LASERS.

Where,

basket percent change	=	On any trading day, the sum of the following with respect to each basket commodity:

commodity price – initial commodity price initial commodity price	x weighting

final basket percent change	=	The basket percent change as determined on the valuation date.
fixed percentage	=	15%
initial commodity price	=	With respect to each basket commodity, the commodity price for such basket commodity on the pricing date.

The commodity price for determining the basket percent change on any trading day, including the valuation date, for each basket commodity will equal

(i) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day;

(ii) in the case of silver, the silver fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day; and

(iii) in the case of platinum, the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day.

Investing in the LASERS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided a chart titled “Hypothetical Payouts on the LASERS at Maturity,” which illustrates the performance of the LASERS at maturity over a range of hypothetical basket percent changes.  The chart does not show every situation that can occur.

You can review the historical prices of the basket commodities for the period from January 1, 2005 through March 24, 2010 and the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described under the heading “The basket” above) in the sections of this pricing supplement called “Description of LASERS—Historical Information” and “—Historical Graph” starting on PS-26.  You cannot predict the future performance of the basket commodities or the basket as a whole based upon their historical performance.

The final basket percent change will be based on the prices of the basket commodities on the valuation date.  The scheduled valuation date is April 19, 2012.  If, however, the scheduled valuation date is not a trading day with respect to any basket commodity or if a market disruption event occurs on the valuation date with respect to any basket commodity, the valuation date solely for the affected basket commodity will be postponed to the next trading day on which no market disruption event occurs with respect to that basket commodity, provided that the valuation date for any basket commodity will not be postponed for more than three trading days following the scheduled valuation date.  If, due to a market disruption event or otherwise, any valuation date occurs on or after April 23, 2012, the maturity date will be postponed to the secon d business day following the last valuation date as so postponed.  See the section of this pricing supplement called “Description of LASERS—Maturity Date.”

Your participation in any appreciation of the basket is limited by the maximum payment at maturity
The positive return investors may realize on the LASERS if the final basket percent change is positive is limited by the maximum payment at maturity of $1,280 to $1,320 per LASERS, or 128% to 132% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,280 to $1,320 per LASERS, or 128% to 132% of the stated principal amount, regardless of any greater appreciation in the value of the basket on the valuation date.  See “Hypothetical Payouts on the LASERS at Maturity” on PS-8.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine the commodity price for each basket commodity, the basket percent change on any trading day, including the valuation date, whether the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, whether a market disruption event has occurred and will calculate the payment, if any, that you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the LASERS, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the LASERS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the LASERS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the LASERS.  You may revoke your offer to purchase the LASERS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the LASERS prior to their issuance.  In the event of any material changes to the terms of the LASERS, we will notify you.

Where you can find more information on the LASERS
The LASERS are senior unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the LASERS, you should read the section of this pricing supplement called “Description of LASERS.”  You should also read about some of the risks involved in investing in the LASERS in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the LASERS may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of LASERS —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the LASERS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE LASERS AT MATURITY

           The following table illustrates the total return on the LASERS and the payment at maturity for a range of hypothetical basket percent changes, depending on whether or not the basket percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The hypothetical returns set forth below reflect the downside threshold value of -20% and the fixed percentage of 15% and assume a maximum payment at maturity of $1,300.  The actual maximum payment at maturity will be determined on the pricing date.  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the LASERS.

Basket Percent Change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
	Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
100%	30%	$1,300	30%	$1,300
90%	30%	$1,300	30%	$1,300
80%	30%	$1,300	30%	$1,300
70%	30%	$1,300	30%	$1,300
60%	30%	$1,300	30%	$1,300
50%	30%	$1,300	30%	$1,300
40%	30%	$1,300	30%	$1,300
31%	30%	$1,300	30%	$1,300
30%	30%	$1,300	30%	$1,300
20%	20%	$1,200	20%	$1,200
15%	15%	$1,150	15%	$1,150
10%	15%	$1,150	10%	$1,100
5%	15%	$1,150	5%	$1,050
0%	15%	$1,150	0%	$1,000
-5%	15%	$1,150	-5%	$950
-10%	15%	$1,150	-10%	$900
-19%	15%	$1,150	-19%	$810
-20%	N/A	N/A	-20%	$800
-30%	N/A	N/A	-30%	$700
-40%	N/A	N/A	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
-70%	N/A	N/A	-70%	$300
-80%	N/A	N/A	-80%	$200
-90%	N/A	N/A	-90%	$100
-100%	N/A	N/A	-100%	$0
*In the scenario where the downside threshold value has been reached, the value of the basket will need to recover by the valuation date so that the final basket percent change is greater than 0% in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

HYPOTHETICAL EXAMPLES

The following examples illustrate how the payment at maturity on the LASERS is calculated.  These examples assume the following hypothetical initial commodity prices and a hypothetical maximum payment at maturity of $1,300 per LASERS:

Basket Commodity	Hypothetical Initial Commodity Price
Gold	$1,000
Silver	1,750¢
Platinum	$1,500

Example 1: Downside threshold value has NOT been reached and the final basket percent change is positive.  The basket percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final basket percent change is positive and greater than the fixed percentage.

Hypothetical commodity prices on the valuation date:

Gold	=	$1,200
Silver	=	2,100¢
Platinum	=	$1,800
Final basket percent change	=	[(gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(platinum price – initial platinum price) / initial platinum price] x platinum weighting
	=	[($1,200 – $1,000) / $1,000] x 80%, plus
		[(2,100¢ – 1,750¢) / 1,750¢] x 10%, plus
		[($1,800 – $1,500) / $1,500] x 10%
	=	20%
Fixed percentage	=	15%
Hypothetical maximum payment at maturity	=	$1,300
Basket return amount	=	stated principal amount x [the greater of (i) final basket percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + basket return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200

Payment at maturity = $1,200

Example 2:  Downside threshold value has NOT been reached and the final basket percent change is negative.  The basket percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final basket percent change is negative.

Hypothetical commodity prices on the valuation date:

Gold	=	$900
Silver	=	2,100¢
Platinum	=	$1,800
Final basket percent change	=	[(gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(platinum price – initial platinum price) / initial platinum price] x platinum weighting

	=	[($900 – $1,000) / $1,000] x 80%, plus
		[(2,100¢ – 1,750¢) / 1,750¢] x 10%, plus
		[($1,800 – $1,500) / $1,500] x 10%
	=	-4%
Fixed percentage	=	15%
Hypothetical maximum payment at maturity	=	$1,300
Basket return amount	=	stated principal amount x [the greater of (i) final basket percent change and (ii) fixed percentage]
	=	$1,000 x 15%
	=	$150
Payment at maturity	=	stated principal amount + basket return amount, subject to the maximum payment at maturity
	=	$1,000 + $150
	=	$1,150

Payment at maturity = $1,150

In this example, the increase in value, by 20% each, of silver and platinum is more than offset by the decrease in value by only 10% of the more heavily weighted gold, resulting in a negative final basket percent change.  However, the basket percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  As a result, the investor realizes a positive return on the LASERS equal to the fixed percentage.

Example 3:  Downside threshold value has NOT been reached and the final basket percent change is greater than 30% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.  The basket percent change is greater than the downside threshold value of -20% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final basket percent change is greater than 30% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.

  Hypothetical commodity prices on the valuation date:

Gold	=	$1,400
Silver	=	2,100¢
Platinum	=	$1,800
Final basket percent change	=	[(gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(platinum price – initial platinum price) / initial platinum price] x platinum weighting
	=	[($1,400 – $1,000) / $1,000] x 80%, plus
		[(2,100¢ – 1,750¢) / 1,750¢] x 10%, plus
		[($1,800 – $1,500) / $1,500] x 10%
	=	36%
Fixed percentage	=	15%
Hypothetical maximum payment at maturity	=	$1,300
Basket return amount	=	stated principal amount x [the greater of (i) final basket percent change and (ii) fixed percentage]
	=	$1,000 x 36%
	=	$360
Payment at maturity	=	stated principal amount + basket return amount, subject to the maximum payment at maturity
	=	$1,300

Payment at maturity = $1,300

In this example, the basket percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and the investor receives a return based on the final basket percent change, as it is greater than the fixed percentage.  However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,300 per LASERS at maturity.

Example 4:  Downside threshold value HAS been reached and the final basket percent change is negative.  The basket percent change was less than or equal to the downside threshold value of -20% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final basket percent change is negative.

  Hypothetical commodity prices on the valuation date:

Gold	=	$500
Silver	=	1,400¢
Platinum	=	$1,200
Final basket percent change	=	[(gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(platinum price – initial platinum price) / initial platinum price] x platinum weighting
	=	[($500 – $1,000) / $1,000] x 80%, plus
		[(1,400¢ – 1,750¢) / 1,750¢] x 10%, plus
		[($1,200 – $1,500) / $1,500] x 10%
	=	-44%
Fixed percentage	=	15%
Hypothetical maximum payment at maturity	=	$1,300
Basket return amount	=	stated principal amount x final basket percent change
	=	$1,000 x (-44%)
	=	-$440
Payment at maturity	=	stated principal amount + basket return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$440)
	=	$560

Payment at maturity = $560

Because the basket percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the LASERS equal to the final basket percent change.

Example 5:  Downside threshold value HAS been reached and the final basket percent change is positive.  The basket percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final basket percent change is positive.

  Hypothetical commodity prices on the valuation date:

Gold	=	$1,100
Silver	=	1,400¢
Platinum	=	$1,200
Final basket percent change	=	[(gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(silver price – initial silver price) / initial silver price] x silver weighting, plus

		[(platinum price – initial platinum price) / initial platinum price] x platinum weighting
	=	[($1,100 – $1,000) / $1,000] x 80%, plus
		[(1,400¢ – 1,750¢) / 1,750¢] x 10%, plus
		[($1,200 – $1,500) / $1,500] x 10%
	=	4%
Fixed percentage	=	15%
Hypothetical maximum payment at maturity	=	$1,300
Basket return amount	=	stated principal amount x final basket percent change
	=	$1,000 x 4%
	=	$40
Payment at maturity	=	stated principal amount + basket return amount, subject to the maximum payment at maturity
	=	$1,000 + $40
	=	$1,040

Payment at maturity = $1,040

In this example, the decrease in value, by 20% each, of silver and platinum is more than offset by the increase in value by only 10% of the more heavily weighted gold, resulting in a positive final basket percent change.  Because the basket percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return.  However, since the value of the basket recovered by the valuation date, the investor does not suffer a loss and instead realizes a positive return on the LASERS equal to the final basket percent change.

RISK FACTORS

The LASERS are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the LASERS is not equivalent to directly investing in the basket commodities or in futures contracts or forward contracts on the basket commodities. This section describes the most significant risks relating to the LASERS. You should carefully consider whether the LASERS are suited to your particular circumstances before you decide to purchase them.

The LASERS do not pay interest or guarantee a return of any principal at maturity
The terms of the LASERS differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the LASERS at maturity and do not pay you interest on the LASERS.  If the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final basket percent change is negative, the payment at maturity on each LASERS will be less, and may be significantly less, than the stated principal amount of the LASERS.  Consequently, the entire principal amount of your investment is at risk.

You will lose the benefit of the fixed percentage return if the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date

If the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the basket percent change on the valuation date and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the basket on the valuation date.

Your participation in any appreciation of the basket is limited by the maximum payment at maturity
The positive return investors may realize on the LASERS if the final basket percent change is positive is limited by the maximum payment at maturity of $1,280 to $1,320 per LASERS, or 128% to 132% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,280 to $1,320 per LASERS, or 128% to 132% of the stated principal amount, regardless of any greater appreciation in the value of the basket on the valuation date.  See “Hypothetical Payouts on the LASERS at Maturity” on PS-8.

The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS
You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

Market price of the LASERS may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the LASERS in the secondary market, including:

• the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•  whether or not the basket percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date;

• trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government actions that could affect the precious metals markets;
• interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the prices of the basket commodities;

• the time remaining until the maturity of the LASERS; and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if the prices of the basket commodities at the time of sale are at or below their initial prices and especially if the basket percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current prices of the basket commodities.

You cannot predict the future prices of the basket commodities based on their historical prices.  The basket percent change may be less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the basket and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final basket percent change will be positive or that the basket percent change will be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date so that you will receive at maturity an amount that is greater than the stated principal amount of the LASERS.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Investments, such as the LASERS, linked to the prices of commodities such as gold, silver and platinum, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, silver or platinum, and therefore of the LASERS, in varying and potentially inconsistent ways.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycle d from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time to time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of LASERS —Historical Information.”

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico, the United States, Peru, Australia and Canada.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions , industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.  The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of LASERS—Historical Information.”

Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries. Platinum is used in a variety of industries and the automotive industry. Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum. The price of platinum may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of LASERS—Historical Information.”

Changes in the price of one or more of the basket commodities may offset each other
Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the prices of the other basket commodities may not increase as much, or may decline.  Therefore, in calculating the basket percent change on the valuation date and on each trading day during the period from but excluding the pricing date to and including the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the prices of other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the price of gold, which has an 80% weighting in the basket, could moderate or wholly offset increases in the prices of silver and platinum, each of which have a 10% weighting in the bas ket.  As a result, the basket percent change will be heavily influenced by the price of gold on any trading day.

You can review a table of the historical prices and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2005 through March 24, 2010 and a graph of the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of LASERS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the price of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on historical performance.  In addition, there can be no assurance that the basket percent change will be greater th an the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date or that the final basket percent change will be positive so that you will receive at maturity an amount that is greater than the stated principal amount of the LASERS.  If the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final basket percent change is negative, you will receive at maturity an amount that is less, and possibly significantly less, than the amount of your original investment in the LASERS.

The LASERS will not be listed and secondary trading may be limited
The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS
One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices and, as a result, could increase the levels above which the commodity prices must remain for the basket percent change to be greater than the downside threshold value on each trading day durin g the period from but excluding the pricing date to and including the valuation date and could increase the level at which the commodity prices must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount on the LASERS, if the downside threshold value were to be reached.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the commodity prices, including the commodity prices on the valuation date, and whether the basket percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the LASERS or at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS
As calculation agent, MSCG will determine the initial commodity prices, the final basket percent change and whether the basket percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of LASERS—Market Disruption Event.”

Investing in the LASERS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the LASERS is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the LASERS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the LASERS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on any of the basket commodities.

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market
Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of the basket commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold and silver) and LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Although the U.S. federal income tax consequences of an investment in the LASERS are uncertain, under current law the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the LASERS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the LASERS, the timing and character of income on the LASERS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determin ed at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the LASERS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with ret roactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the LASERS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF LASERS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “LASERS” refers to each $1,000 Stated Principal Amount of our Commodity LASERSSM due April 24, 2012 Based on the Performance of a Basket of Three Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	April , 2010

Original Issue Date (Settlement Date)	April , 2010

Maturity Date	April 24, 2012, subject to postponement if the Valuation Date for any Basket Commodity is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Commodity is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per LASERS

Original Issue Price	$1,000 per LASERS

CUSIP Number	617482LD4

ISIN Number	US617428LD42

Denominations	$1,000 and integral multiples thereof

Basket	The following table sets forth the Basket Commodities, and the Bloomberg ticker symbol, the Initial Commodity Price and the Weighting of each Basket Commodity within the Basket.

Basket Commodity	Bloomberg ticker symbol*	Initial Commodity Price	Weighting
Gold	GOLDLNPM		80%
Silver	SLVRLN		10%
Platinum	PLTMLNPM		10%
*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each Basket Commodity, the Initial Commodity Price has been, and the Commodity Price on any Trading Day will be, determined based on the prices published by the Relevant Exchange.

Payment at Maturity
You will receive for each $1,000 Stated Principal Amount of LASERS that you hold a Payment at Maturity equal to the Stated Principal Amount plus the Basket Return Amount, subject to the Maximum Payment at Maturity.  This amount may be greater than, equal to or less than the Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each LASERS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the LASERS to the Trustee for delivery to DTC, as holder of the LASERS, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$1,280 to $1,320 per LASERS (128% to 132% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Basket Return Amount	The Basket Return Amount will equal:

•	if the Basket Percent Change is greater than the Downside Threshold Value on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, an amount equal to the Stated Principal Amount times the greater of (i) the Final Basket Percent Change and (ii) the Fixed Percentage; or

•
if the Basket Percent Change is less than or equal to the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, an amount equal to the Stated Principal Amount times the Final Basket Percent Change

For purposes of determining whether the Basket Percent Change has reached the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, we will disregard Trading Days on which a Market Disruption Event occurs with respect to any Basket Commodity and will use closing level monitoring, which means that the Basket Percent Change will be calculated only once on each Trading Day based on the fixing prices for each Basket Commodity published by the Relevant Exchange on such day.

Downside Threshold Value	-20%

Fixed Percentage	15%

Basket Percent Change	On any Trading Day, the sum of the following with respect to each Basket Commodity:

Commodity Price – Initial Commodity Price Initial Commodity Price	x Weighting

Please see the table under the heading “—The Basket” for each Basket Commodity’s Weighting.

Final Basket Percent Change	The Basket Percent Change as determined on the Valuation Date.

Initial Commodity Price
With respect to each Basket Commodity, the Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event with respect to any Basket Commodity occurs on the Pricing Date, the Initial Commodity Price in respect of such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Initial Commodity Price for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect t o the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Initial Commodity Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price for any Basket Commodity as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Commodity Price	The Commodity Price for each Basket Commodity on any Trading Day, including the Valuation Date, will equal:

(i) in the case of Gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day,

(ii) in the case of Silver, the silver fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day, and

(iii) in the case of Platinum, the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price differs from that as published by the Relevant Exchange for any Basket Commodity, the price as published by such Relevant Exchange will prevail.

Valuation Date
April 19, 2012; provided that if the scheduled Valuation Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date with respect to any Basket Commodity, the Valuation Date solely for the affected Basket Commodity will be postponed and the Commodity Price for such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Final Basket Percent Change will be determined on the last Valuation Date as so postponed; provided that the Commodity Price as of the Valuation Date for any Basket Commodity will not be determined on a date later than the third scheduled Trading Day following the scheduled Valuation Date.  If such date is not a Trading Day with respect to the affected Basket Commodity or if there is a Market Disruption Event with respect to such Basket Commodity on such date, the Calculation Agent will determine the Commodity Price as of the Valuation Date for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of the Valuation Date for such Basket Commodity will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Gold and Silver, the LBMA or, if the LBMA is no longer the principal exchange or trading market for Gold or Silver, as applicable, such exchange or principal trading market for Gold or Silver, as applicable, that serves as the source of prices for Gold or Silver, as applicable, and any principal exchanges where options or futures contracts on Gold or Silver, as applicable, are traded; and

(b) with respect to Platinum, the LPPM or, if the LPPM is no longer the principal exchange or trading market for Platinum, such exchange or principal trading market for Platinum that serves as the source of prices for Platinum and any principal exchanges where options or futures contracts on Platinum are traded.

Trading Day
Trading Day means with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The LASERS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the LASERS.  Your beneficial interest in the LASERS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of t he LASERS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per LASERS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of LASERS, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the LASERS, including with respect to certain determinations and judgments that the

Calculation Agent must make in determining the Commodity Price for each Basket Commodity, the Basket Percent Change, whether the Basket Percent Change is less than or equal to the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date and whether a Market Disruption Event has occurred.  See “—Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means with respect to each Basket Commodity separately, any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price for such Basket Commodity.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of such Basket Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the LASERS shall have occurred and be continuing, the amount declared due and payable per LASERS upon any acceleration of the LASERS (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though (i) the Basket Percent Change on such date of acceleration were the Final Basket Percent Change and (ii) the period during which the Basket Percent Change is observed for the purpose of determining whether the Downside Threshold Value has been reached ended at 4:00 p.m. (New York City time) on such date of acceleration.

If the maturity of the LASERS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the LASERS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Commodities is weighted as described in “—The Basket” above).  The graph covers the period from January 1, 2005 through March 24, 2010 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the LASERS.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of any of the Basket Commodities will be offset by the weakening of other Basket Commodities, based on their historical performance.

Historical Basket Performance
January 1, 2005 through March 24, 2010

Historical Information
The following tables set forth the published high and low daily fixing prices of each Basket Commodity, as well as the end-of-quarter prices of each Basket Commodity, for each calendar quarter in the period from January 1, 2005 to March 24, 2010.  The Commodity Prices on March 24, 2010 were, (i) in the case of Gold, $1,090.75, (ii) in the case of Silver, 1,668¢ and (iii) in the case of Platinum, $1,586.00.  The graphs following the table for each Basket Commodity set forth the daily fixing prices of each respective Basket Commodity for the same period.  We obtained the information in the tables and graphs below from Bloomberg

Financial Markets, without independent verification.  The Commodity Prices of the Basket Commodities on the Pricing Date and on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Basket Commodities set out in the tables and graphs below should not be taken as an indication of their future performance.  We cannot give you any assurance that the Downside Threshold Value will not be reached or that the Basket Percent Change on the Valuation Date will be greater than zero so that you wil l receive a Payment at Maturity in excess of the Stated Principal Amount of the LASERS.  The prices of each of the Basket Commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2005 through March 24, 2010 (stated in U.S. dollars per troy ounce)

Gold	High	Low	Period End
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter (through March 24, 2010)	1,153.00	1,058.00	1,090.75

Gold Daily Afternoon Fixing Price – January 1, 2005 to March 24, 2010

Silver High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2005 through March 24, 2010 (stated in U.S. cents per troy ounce)

Silver	High	Low	Period End
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter (through March 24, 2010)	1,884.00	1,514.00	1,668.00

Silver Daily Fixing Price – January 1, 2005 to March 24, 2010

Platinum High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2005 through March 24, 2010 (stated in U.S. dollars per troy ounce)

Platinum	High	Low	Period End
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	918.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter (through March 24, 2010)	1,636.00	1,475.00	1,586.00

Platinum Daily Afternoon Fixing Price – January 1, 2005 to March 24, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the LASERS.  The Original Issue Price of the LASERS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the

LASERS and the cost of hedging our obligations under the LASERS. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that will be included in the Original Issue Price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related h edging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the LASERS by taking positions in futures contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price with respect to each Basket Commodity, and, as a result, could increase the level above which the Commodity Prices must remain for the Basket Percent Change to be greater than the Downside Threshold Value on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date and could increase the level at which the Commodity Prices must be on the Valuation Date before you would re ceive a Payment at Maturity that exceeds the Stated Principal Amount of the LASERS, if the Downside Threshold Value were to be reached.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the LASERS by purchasing and selling futures contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the LASERS, including on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Commodity Prices and, therefore, adversely affect the value of the LASERS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution;
Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of LASERS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the LASERS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per LASERS and the Agent’s commissions will be $18.75 per LASERS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of LASERS, the price will be $994.38 per LASERS and the Agent’s commissions will be $16.88 per LASERS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of LASERS and the price will be $992.50 per LASERS and the Agent’s commissions will be $15.00 per LASERS for th e purchase by any single investor of greater than or equal to $5,000,000 principal amount of LASERS. The Agent may distribute the LASERS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $22.50 for each LASERS they sell; provided that concessions allowed to such dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the LASERS distributed by such dealers. After the initial offering of the LASERS, the Agent may vary the offering pric e and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the LASERS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the LASERS.  Specifically, the Agent may sell more LASERS than it is obligated to purchase in connection with the offering, creating a naked short position in the LASERS for its own account.  The Agent must close out any naked short position by purchasing the LASERS in the open market after the offering.  A naked short position in the LASERS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the LASERS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, an d purchase, the LASERS or futures contracts or other instruments on the Basket Commodities in the open market to stabilize the price of the LASERS.  Any of these activities may raise or maintain the market price of the LASERS above independent market prices or prevent or retard a decline in the market price of the LASERS.  The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the LASERS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the LASERS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the LASERS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the LASERS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the LASERS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the LASERS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the LASERS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining a ny required consent, approval or permission.

Brazil

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the LASERS to the public in Hong Kong as the LASERS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the LASERS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the LASERS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purpos es of the SFO.

Mexico

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the LASERS nor make the LASERS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the LASERS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a

“plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these LASERS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these LASERS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, u nless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these LASERS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these LASERS.

Because we may be considered a party in interest with respect to many plans, these LASERS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such LASERS on behalf of or with “plan assets” of any plan, or with any as sets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these LASERS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any LASERS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the LASERS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the

LASERS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the LASERS.  This discussion applies only to initial investors in the LASERS who:

•  purchase the LASERS at their “issue price,”; and

•  will hold the LASERS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the LASERS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the LASERS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of the LASERS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the LASERS or instruments that are similar to the LASERS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS (including possible alternative treatments of the LASERS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the LASERS described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

•      a citizen or resident of the United States;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the LASERS

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the LASERS should equal the amount paid by the U.S. Holder to acquire the LASERS.

Sale, Exchange or Settlement of the LASERS at Maturity.  Upon a sale or exchange of the LASERS or upon settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the LASERS sold, exchanged or settled.  Subject to the discussion below about the possible application of Section 1258 of the Code, any gain or loss recognized upon sale, exchange or settlement of a LASERS should be long-term capital gain or loss if the U.S.

Holder has held the LASERS for more than one year at such time and short-term capital gain or loss otherwise.

Possible Application of Section 1258 of the Code

It is possible that an investment in the LASERS could be treated as a “conversion transaction” under Section 1258 of the Code.  A conversion transaction is a transaction marketed or sold as producing capital gains and from which substantially all of the taxpayer’s expected return is attributable to the time value of the taxpayer’s net investment.  If an investment in the LASERS were treated as a conversion transaction, the gain from the sale, exchange or settlement of the LASERS would be treated as ordinary income to the extent of the “applicable imputed income amount.”  The “applicable imputed income amount” is an amount equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transac tion (i.e., the amount paid by the U.S. Holder to acquire the LASERS) for the period ending on the date of sale, exchange or settlement at maturity at a rate equal to 120 percent of the applicable federal rate.  U.S. Holders should consult their tax advisers regarding the possible application of Section 1258 of the Code to the LASERS.

Possible Alternative Tax Treatments of an Investment in the LASERS

Due to the absence of authorities that directly address the proper characterization of the LASERS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the LASERS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the LASERS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the LASERS would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  Because the LASERS provide for the return of principal except where the basket percent chan ge on any trading day during the term of the LASERS is less than or equal to the downside threshold value, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities.

Even if the Contingent Debt Regulations do not apply to the LASERS, other alternative federal income tax treatments of the LASERS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the LASERS. It is possible, for example, that a LASERS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “construc tive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the LASERS and the proceeds from a sale, exchange or other disposition of the LASERS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the LASERS is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS.

Tax Treatment upon Sale, Exchange or Settlement of a LASERS

Unless otherwise provided in the applicable pricing supplement and assuming the treatment of the LASERS as set forth above is respected, a Non-U.S. Holder of the LASERS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a LASERS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the LASERS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LASERS (or a financial institution holding a LASERS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the LASERS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the LASERS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the LASERS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IR S, Treasury or Congress, we may decide to withhold on payments made with respect to the LASERS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the LASERS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the LASERS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the LASERS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the LASERS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a LASERS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.